Exhibit 99.0

For Immediate Release February 1, 2011	Contact:	Bob DeFillippo bob.defillippo@prudential.com 973-802-4149

Prudential Financial acquires AIG Star and AIG Edison in Japan

NEWARK, N.J. — Prudential Financial, Inc. (NYSE:PRU) announced today that the company has completed its acquisition of AIG Star Life Insurance Co., Ltd (“Star”) and AIG Edison Life Insurance Company (“Edison”) in Japan from American International Group, Inc. (NYSE: AIG) for a total purchase price of approximately $4.8 billion. This amount comprises approximately $4.2 billion in cash and $0.6 billion in the assumption of third-party debt, substantially all of which is expected to be repaid with excess capital of the acquired entities.

“With the successful conclusion of this transaction, we look forward to maximizing synergies and realizing the benefits generated by our greater scale to further enhance our services and strengthen our competitive position in this market. This will enable us to bring our products and services to more customers in Japan,” said John Strangfeld, chairman and chief executive officer of Prudential Financial. The addition of the Star and Edison operations solidifies Prudential’s status as the top foreign life insurance company in Japan based on in-force policy values.

The policies and rights of Star and Edison customers will not be affected by this transaction.

Star and Edison will now operate as subsidiaries of Gibraltar Life Insurance Co., Ltd. (“Gibraltar”), one of Prudential Financial’s life insurance companies in Japan. Beginning immediately, Star and Edison’s bancassurance channels will be transferred and integrated with Prudential Gibraltar Financial Life Insurance Co., Ltd. (“PGFL”), a subsidiary of Gibraltar that operates in Japan’s bancassurance market. Current plans are to merge and integrate Gibraltar and the core operations of Star and Edison, excluding the bancassurance business, into one entity during the first quarter of 2012. The planned merger is subject to local regulatory approvals. Until the merger is complete, Star and Edison will continue to use their existing legal names.

With the completion of the acquisition, Toru Matsuzawa, previously vice chairman of PGFL, has been named president and CEO of Edison. Star will continue to be led by current president and CEO Norio Tomono.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $750 billion of assets under management as of September 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/